Exhibit 99.1

Harmonic Completes Sale of Cable Access HFC Business to

Aurora Networks

SAN JOSE, Calif. — March 6, 2013 — Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, announced today it has completed the sale of its Cable Access HFC business to Aurora Networks, Inc. for $46 million in cash. Harmonic announced its agreement to sell the business to Aurora Networks on February 19, 2013.

About Harmonic Inc.

Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. The company’s production-ready innovation enables content and service providers to efficiently create, prepare, and deliver differentiated services for television and new media video platforms. More information is available at www.harmonicinc.com.

CONTACTS:

Carolyn V. Aver	Michael Bishop
Chief Financial Officer	Investor Relations
Harmonic Inc.	+1.408.542.2760
+1.408.542.2500